Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120630

PROSPECTUS

410,000 Shares
Community Central Bank Corporation
Common Stock

          We are distributing to our stockholders of record at the close of business on December 31, 2004 subscription rights to purchase additional shares of common stock for a price of $13.25 per share in cash. You will receive one subscription right for every seven shares of our common stock you held as of the close of business on the record date. We will not issue any fractional subscription rights or cash in lieu of fractional subscription rights. Instead, the number of subscription rights record holders of our common stock will receive will be rounded up to the nearest whole number. The subscription rights may not be transferred or sold.

          There is no minimum number of shares that must be sold in the rights offering. Certain of our directors have agreed to purchase, in the aggregate, any shares of common stock not subscribed for after the expiration of the rights offering. Accordingly, we expect to sell the 410,000 shares of our common stock being offered pursuant to this prospectus.

          The subscription rights will expire if they are not exercised by 5:00 p.m., Detroit, Michigan time, on February 4, 2005, unless extended at our sole discretion. Funds received in payment of the subscription price will be held by Equiserve Trust Company, N.A., the subscription agent, in a segregated savings account until we issue your shares to you. We expect to make delivery of the common stock as soon as practicable after the close of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. You are encouraged to consider carefully the exercise of the subscription rights prior to their expiration. Your election to exercise subscription rights is irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

          Our common stock is traded on the Nasdaq National Market System under the symbol "CCBD." On January 3, 2005, the last reported sale price of our common stock was $13.44 per share.

          The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before exercising your subscription rights.

          We are conducting the offering without the services of an underwriter or selling agent, and we are not paying any commission or providing an underwriting discount to any person or entity in conjunction with the rights offering.

	Subscription price (1)	Underwriting discounts and commissions	Proceeds to Community Central Bank Corporation (2)

Per Share value(1)	$13.25	None	$13.25
Total	$5,432,500	None	$5,432,500
________________________
(1) The subscription price represents the cash purchase price to be paid for the purchase of shares of common stock.
(2) Before deducting expenses payable by Community Central Bank Corporation estimated at $135,000.

______________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS
APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________________________________

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is January 3, 2005

NEXT PAGE

i
NEXT PAGE

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is a rights offering?
A:	A rights offering is an opportunity for our stockholders to purchase additional shares of our common stock at a fixed price to be determined before the offering begins and in an amount that is proportional to the stockholders' existing ownership interests.

Q:	What is a subscription right?
A:	We are distributing to you, at no charge, one subscription right for every seven shares of our common stock that you owned on December 31, 2004. We will not issue fractional rights, but rather will round the number of subscription rights distributed to each stockholder of record up to the nearest whole number. Each subscription right entitles you to purchase one share of our common stock for $13.25, subject to the terms of this rights offering. When you exercise a subscription right, that means that you choose to purchase one share of common stock. For example, if you own 100 shares of our common stock, you are entitled to subscription rights allowing you to purchase 15 additional shares for $13.25 each. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. The number of shares you are entitled to purchase through the exercise of subscription rights is imprinted on your subscription order form.

Q:	What happens if I choose not to exercise my subscription rights?
A:	You will retain your current number of shares of our common stock and your percentage ownership interest of our total outstanding common stock will be diluted. You will experience some dilution to your percentage ownership unless you exercise all of your subscription rights.

Q:	May I transfer or sell my subscription rights?
A:	No.
Q:	May I purchase shares in excess of the number of subscription rights I receive?
A:	No. The amount of common stock you are entitled to purchase in the rights offering is limited to the number of subscription rights you receive. We do not expect that all of our stockholders will exercise all of their subscription rights. Certain of our directors have agreed to purchase any shares of common stock not subscribed for after the expiration date of the rights offering. These directors will purchase the remaining common stock, if any, at the same per share price at which it is being offered to you.

Q:	What forms and payment are required to purchase shares?
A:	If you were a record holder of our common stock on December 31, 2004, you are receiving with this prospectus a subscription order form and instructions on how to purchase shares. The subscription order form must be properly filled out and delivered to our subscription agent before expiration of the subscription rights with full payment for the number of shares you wish to purchase. The instructions also describe an alternate procedure called "guaranteed delivery," which allows you three extra days to deliver the subscription order form if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guarantee that the subscription order form will be timely delivered.

Q:	What if a broker, bank or other nominee is the record holder of my shares?
A:	If you hold your shares in street name through a broker, bank or other nominee and you wish to purchase shares in the rights offering, please promptly contact the broker, bank or other entity holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must either exercise the subscription rights on your behalf for shares you wish to purchase or arrange for a subscription order form to be issued in your name. We have requested all known brokers and banks to contact

NEXT PAGE

you for instructions on exercising your subscription rights.
Q:	To whom may I direct questions or request additional materials from?
A:	If you have questions or need additional information about the rights offering or your subscription rights, you may call our subscription agent, Equiserve Trust Company, at (800) 526-9365.

Requests for additional materials, such as a prospectus, new subscription order form or a notice of guaranteed delivery form, should be sent via e-mail to skelly@equiserve.com or made by calling Steve Kelly at (732) 417-2653.

Q:	Must I pay the subscription price in cash?
A:	In order to participate in the rights offering, you must timely pay the subscription price by certified or cashier's check drawn on a U.S. bank, money order or personal check that clears before expiration of the rights offering.

Q:	How soon must I act?
A:	The subscription rights expire at 5:00 p.m., Detroit, Michigan time, on February 4, 2005. In order to participate in the rights offering, you must ensure that Equiserve Trust Company, the subscription agent, actually receives all required documents and payments before that time and date.

Q:	May I change or cancel my exercise of subscription rights after I send in the required forms?
A:	No. Once you send in your subscription order form and payment, you cannot change or revoke the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $13.25 per share. Neither our board of directors nor the board's special committee for the rights offering makes any recommendation to you about whether you should exercise your subscription rights.

Q:	What fees or charges apply if I do choose to exercise my subscription rights?
A:	We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise subscription rights. If you exercise subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that entity may charge.

Q:	What are the federal income tax consequences of exercising my subscription rights?
A:	The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.
Q:	Can the rights offering be canceled?
A:	Yes. Our Board of Directors may cancel the rights offering at any time prior to the completion of the offering, for any reason. If we cancel the rights offering, any money received by us in connection with the offering will be refunded promptly, without interest.

Q:	When will I receive my new shares?
A:	If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares promptly after the expiration date of the rights offering.
Q:	Will the shares of common stock sold in the rights offering be listed for trading?
A:	Yes. The shares will be listed for trading on The Nasdaq Stock Market's National Market under our existing symbol "CCBD."
Q:	Are our shares of common stock federally insured?
A:	Our securities are not savings accounts, deposits or obligations of any bank and are not insured by Community Central Bank, the Federal Deposit Insurance Corporation or any other federal or state government agency.

Q:	Why are we are engaging in an offering?
A:	We are offering the rights and the common stock to raise additional capital to facilitate our growth strategy and for general corporate purposes.

NEXT PAGE

Q:	How did we arrive at the subscription price?
A:	The subscription price was determined by a special rights committee of our board of directors based on its review of current market conditions and the recent trading history of the Corporation's common stock. The special rights committee consists solely of independent directors, none of whom are acting as standby purchasers in the rights offering.

Q:	How many shares are anticipated to be purchased by our officers and directors and our employee stock ownership plan?
A:	It is anticipated that our directors and executive officers will exercise their subscription rights for approximately 73,141 shares or $969,000 of our common stock. In addition, certain of our directors have agreed to purchase, in the aggregate, any shares not subscribed for after the expiration of the rights offering. See "The Rights Offering -- Commitment to Purchase Unsubscribed Shares." Our employee stock ownership plan does not intend to exercise its subscription rights to purchase 9,509 shares of common stock.

Q:	Is participating in this offering risky?
A:	The purchase of our common stock involves certain risks and you should carefully consider this investment as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" beginning on page 8 of this document.

NEXT PAGE

SUMMARY

          The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. This summary is not intended to constitute a complete description of Community Central Bank Corporation or a statement of all features of the rights offering. It may not contain all information that is important to you. You should carefully read this prospectus and the other documents to which we refer before deciding whether to purchase our common stock. See "Where to Find More Information" on page 13.

Community Central Bank Corporation

          Community Central Bank Corporation, headquartered in Mount Clemens, Michigan, was organized in April 1996 as a Michigan corporation and is registered under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Community Central Bank Corporation is subject to regulation by the Board of Governors of the Federal Reserve Board. Community Central Bank Corporation's principal business is to serve as the holding company for its banking subsidiary, Community Central Bank.

          Community Central Bank, referred to in this prospectus as the Bank, is a Michigan state-banking corporation and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, St. Clair and Oakland Counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. The Bank operates a loan center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC, with locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville.

          As a result of internal growth and an acquisition, we have grown significantly from $211.6 million in total assets as of December 31, 2000 to $389.6 million in total assets as of September 30, 2004. Most of our growth has been generated internally with loans secured primarily by real estate in our market area. Loan originations increased from $33.7 million in fiscal 2000 to $36.5 million in fiscal 2001, $90.6 million in fiscal 2002 and $107.4 million in fiscal 2003. Loan originations totaled $54.4 million for the nine months ended September 30, 2004. Loans receivable, net increased from $153.6 million at December 31, 2000 to $292.2 million at September 30, 2004. Deposits have increased from $186.1 million at December 31, 2000 to $273.5 million at September 30, 2004. In addition, on October 17, 2003, we purchased $23.3 million of assets, including discounted loans of $17.6 million, from North Oakland Community Bank, a one branch commercial bank located in Rochester Hills, Michigan. We expect the business model we used to develop our main office location in Macomb County will help us increase loans and deposits in the Rochester location.

          We intend to continue to pursue growth both internally and through strategic acquisitions. We believe our internal growth will continue to come from loan originations, and, in particular, commercial real estate and single-family lending. Our primary funding vehicle will continue to be deposits. We intend to increase our deposit generation by expanding our products and services, increasing our branch network and cross-selling our current and prospective business customers. The expansion of our market share through selective branching and opportunistic acquisitions will depend on market and economic conditions.

          This offering is intended to permit us to continue our growth and enhance profitability. Assuming net proceeds from this offering of approximately $5.3 million, our pro forma stockholders' equity to total assets ratio at September 30, 2004 will increase from 6.42% to 7.68%. We believe that the net proceeds from this offering, as well as net earnings from operations, will provide sufficient capital and liquidity to support measured growth and sustained profitability.

          At September 30, 2004, we had $389.6 million in assets, $273.5 million in deposits, and $25.0 million in stockholders' equity. Our principal executive office is located at 100 North Main Street, Mount Clemens, Michigan 48043. Our telephone number is (586) 783-4500.

NEXT PAGE

The Rights Offering

The Subscription Rights	If you were a record holder of our common stock at the close of business on December 31, 2004, you will receive one subscription right for every seven shares of common stock you held of record as of that date. The total number of rights stockholders of record will receive will be rounded up to the nearest whole number. Each right you hold will entitle you to purchase one share of common stock at the subscription price. See "The Rights Offering--The Subscription Rights."

Subscription Price	The subscription price is $13.25 per share. The subscription price will be payable by check or money order. See "The Rights Offering--Exercise of Subscription Rights" and "The Rights Offering--Subscription Price."

Standby Purchasers	We have entered into standby purchase agreements pursuant to which certain of our directors, each sometimes referred to in this document as a "standby purchaser," have severally agreed to purchase, in the aggregate, all shares of common stock not subscribed for after the expiration date of the rights offering. The standby purchasers will purchase the remaining common stock at the subscription price. We are not required to sell any minimum number of shares to the standby purchasers; accordingly, to the extent all rights are exercised by our stockholders, no shares of common stock will be available for purchase by the standby purchasers. We do not expect that all of our stockholders will exercise all of their subscription rights. These directors are also be entitled to exercise the subscription rights distributed to them as stockholders of the Company. Our employee stock ownership plan does not intend to exercise its subscription rights to purchase 9,509 shares of common stock. These directors have agreed to exercise their subscription rights in full. See "Rights Offering - Commitment to Purchase Unsubscribed Shares."

Use of Proceeds	The net proceeds from this offering are expected to be approximately $5.3 million after subtracting the expenses of the offering. We will use these proceeds to support our growth strategy and for general corporate purposes.

Common Stock We Are Offering	410,000 shares of common stock.
Shares of Common Stock Outstanding After Rights Offering	As of December 31, 2004, we had 2,864,907 shares of common stock outstanding. A total of approximately 3,274,907 shares of common stock will be outstanding after consummation of the offering.
Non-transferability of Rights	The subscription rights may not be transferred or sold. See "The Rights Offering--The Subscription Rights."

NEXT PAGE

Expiration Time	5:00 P.M., Detroit, Michigan time, on February 4, 2005, or such later time to which we may extend the rights offering. See "The Rights Offering--Expiration Time."
Procedure for Exercising Rights	Your subscription rights may be exercised by properly completing the subscription order form accompanying this prospectus and forwarding it with payment of the subscription price for each share to the subscription agent, Equiserve Trust Company. The subscription agent must receive the payment and the subscription form prior to the expiration of the subscription period, which is February 4, 2005, unless we elect to extend it. Alternatively, a rights holder can use the guaranteed delivery procedures described in this prospectus under the heading "The Rights Offering--Exercise of Subscription Rights." Any rights holder sending subscription forms by mail is urged to use insured, registered mail.

Payment of Subscription Price	You may pay the subscription price by certified or cashier's check drawn on a U.S. bank, money order or personal check. Funds paid by uncertified personal checks may take at least seven business days to clear and such checks must clear before the expiration of the subscription period in order for the required payment to have been made. Accordingly, if any subscription rights holder wishes to pay the subscription price by means of an uncertified personal check, the rights holder is urged to make payment sufficiently in advance of the expiration of the subscription period to ensure that the payment is received and clears before that time. Subscription rights holders are urged to consider payment by means of certified or cashier's check, or money order.

If the aggregate subscription price you pay is insufficient or more than sufficient to purchase the number of shares that you indicate you are subscribing for, or if you do not indicate the number of shares you are subscribing for, then you will be deemed to have exercised your subscription rights to purchase shares to the full extent of the payment you tender. In no event will you be permitted to purchase more shares than you have subscription rights to purchase.

No revocation	Once you have exercised your subscription rights, you may not change or revoke your exercise.
Persons Holding Common Stock or Wishing to Exercise Rights Through Others	If you hold shares of common stock in street name and are receiving the subscription rights through a broker, dealer, commercial bank, trust company or other nominee, or if you hold certificates for common stock but would prefer to have institutions effect transactions relating to the subscription rights on your behalf, you should contact the appropriate institution or nominee and request it to effect those transactions for you. See "The Rights Offering--Exercise of Subscription Rights."

NEXT PAGE

U.S. income tax consequences	For United States federal income tax purposes, we believe that holders of our common stock will not recognize taxable income upon the receipt or exercise of the subscription rights. If you sell the stock you acquire in this offering, you will recognize taxable income equal to the excess of the amount realized over your basis in the stock. You should consult your own tax advisor concerning the tax consequences of this offering under your own tax situation. For further information on tax consequences, please see "The Rights Offering -- Certain Federal Income Tax Consequences."

Stock certificates	We will deliver stock certificates representing shares of our common stock to those who purchase shares promptly after the expiration date.
Subscription Agent	The subscription agent is Equiserve Trust Company. The subscription agent's telephone number is (800) 526-9365.
Nasdaq Symbol for Common Stock	CCBD

NEXT PAGE

RISK FACTORS

          A purchase of our common stock involves risk. You should carefully consider, in addition to the other information set forth herein, the following risk factors:

If you do not exercise your subscription rights in full, your percentage ownership and voting rights will decrease.

          If you choose not to exercise your subscription rights in full, your relative ownership and voting interest will be diluted to the extent others exercise their subscription rights.

You may not be able to exercise your subscription rights if you do not act promptly and follow the subscription instructions carefully.

          If you wish to purchase shares in the rights offering, you must act promptly to ensure that all required forms and payments are actually received by Equiserve Trust Company prior to the expiration date. If you fail to properly complete and sign the required subscription order form, send an insufficient payment amount, or otherwise fail to follow the subscription procedures that apply to your intended purchase, the subscription agent may, at its discretion, reject your subscription or accept it to the full extent of payment received. Neither we nor the subscription agent have any obligation to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription order form.

Our common stock may trade at prices above or below the subscription price.

          The subscription price was determined by a special rights committee of our board of directors based on its review of current market conditions and the recent trading history of the Corporation's common stock. We cannot assure you that the market price of the common stock will not decline during the subscription period to a level equal to or below the subscription price, or that, following the issuance of the common stock upon exercise of subscription rights, you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription and may be committed to buy shares above the prevailing market price.

          Your election to exercise your subscription rights is irrevocable. The market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and the market price of our common stock decreases below $13.25, then you will have committed to buy shares of our common stock at a price above the prevailing market price.

You may have to wait to resell the shares you purchase in the rights offering.

          Until certificates are delivered, you may not be able to sell the shares of common stock that you have purchased in the rights offering. That means that you may have to wait until you (or your broker or other nominee) have received a stock certificate. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. We cannot assure you, however, that the market price of the common stock purchased pursuant to the exercise of rights will not decline below the subscription price you paid before we are able to deliver your certificates.

Certain of our directors may substantially increase their relative ownership and voting interest in the Corporation to the extent our existing stockholders do not exercise their subscription rights.

          We have entered into standby purchase agreements with directors Gebran Anton, Joseph Catenacci, Salvatore Cottone, Joseph Jeannettte and Dean Petitpren. Pursuant to the terms of the standby purchase agreements, the directors have severally agreed to purchase, in the aggregate, all shares of common stock not subscribed for after the expiration date of the rights offering. They have also agreed to exercise in full the subscription rights they receive as existing stockholders of the Corporation. We are not required to sell any minimum number of shares to these directors (except to the extent they exercise their subscription rights received as stockholders of the

NEXT PAGE

Corporation); accordingly, to the extent all rights are exercised by our stockholders, no shares of common stock will be available for purchase by them as standby purchasers. We do not expect that all of our stockholders will exercise all of their subscription rights; therefore, it is likely that these directors will increase their relative ownership and voting interests in the Corporation and that increase may be substantial. As of the date of this prospectus, Messrs. Anton, Catenacci, Cottone, Jeannettte and Petitpren beneficially owned, in the aggregate, approximately 485,775 shares or 16.96% of the Corporation's outstanding common stock. See "Rights Offering - Commitment to Purchase Unsubscribed Shares."

We face strong competition from financial service companies and other companies that offer banking services which can hurt our business.

          We conduct our banking operations primarily in Southeast Michigan. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our market area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Our competitors may have greater financial resources and develop products that enable them to compete more successfully than we can.

The economic slowdown in Southeast Michigan could hurt our business.

          We focus our business in Southeast Michigan. The current economic slowdown in Southeast Michigan could result in the following consequences, any of which could hurt our business:

    loan delinquencies may increase;
    problem assets and foreclosures may increase;
    demand for our products and services may decline; and
    collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power and reducing the value of assets and collateral associated with our existing loans.

A downturn in the real estate market could hurt our business.

          A downturn in the real estate market could hurt our business because many of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of September 30, 2004, approximately 62% of the book value of our loan portfolio consisted of loans secured by various types of real estate. Substantially all of our real property collateral is located in Michigan. If there is a significant decline in real estate values, especially in Michigan, the collateral for our loans will provide less security.

Our business is subject to interest rate risk.

          Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that we will be successful in minimizing our exposure to interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

NEXT PAGE

Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

          As part of our operating strategy, we intend to continue to focus on our commercial real estate lending. At September 30, 2004, commercial real estate loans totaled $163.4 million, or 55.3%, of our total loan portfolio. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may therefore be more adversely affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the borrower's project is reduced due to leases not being obtained or renewed, the borrower's ability to repay the loan may be impaired. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or completing a timely sale of the underlying property.

Repayment of our commercial and industrial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

          At September 30, 2004, commercial and industrial loans totaled $41.3 million, or 14.0%, of our total loan portfolio. We make these loans primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, contracts receivable, equipment or real estate. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts and contracts receivables, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing commercial loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Acquisitions are an intended component of our growth strategy. We may encounter difficulties in pursuing this strategy, and to the extent that we acquire companies in the future, our business may be negatively affected by risks related to those acquisitions.

          We have recently completed an acquisition of banking assets and will consider the acquisition of other banking and related businesses in the future. Our ability to successfully pursue this strategy may have a direct bearing on our ability to grow our franchise and achieve and maintain our levels of profitability. There are risks associated with this strategy including the following:

    Prices at which acquisitions can be made fluctuate with market conditions. In addition, the number of potential acquirors can result in intense competition, particularly with respect to price. We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable, and we expect that this condition will occur periodically in the future;

    We may borrow funds to finance an acquisition, thereby increasing our leverage and diminishing our liquidity;

    There are numerous risks involved in each acquisition that we make, including:

      the risk that the acquired business will not perform according to management's expectations;

      the risk that difficulties will arise in connection with the integration of the operations of the acquired business with our operations, including disruptions to customers of the acquired business;

      the risk that management will divert its attention from other aspects of our business;

NEXT PAGE

      the risk that we may lose key employees of the acquired business;

      the risks associated with entering into geographic and product markets in which we have limited or no direct prior experience; and

      the risks of the acquired company that we may assume in connection with the acquisition, including potential asset quality issues and/or unknown or contingent liabilities that may exceed our estimates.

          As a result of these risks, any given acquisition, if and when consummated, may adversely affect our results of operations or financial condition. In addition, because the consideration for an acquisition may include shares of our common stock, existing holders of our common stock could experience dilution in connection with the acquisition. Depending on the acquisition price and the number of shares issued, this dilution could be significant.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

          We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our existing capital resources will satisfy our capital requirements for the foreseeable future. We may, at some point, need to raise additional capital to support continued growth, both internally and through acquisitions.

          Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

We are subject to extensive regulation that could adversely affect our business.

          Our operations are subject to extensive regulation by federal and state governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on our operations. We believe that we are in substantial compliance in all material respects with applicable federal and state laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change.

Only a limited market exists for our common stock.

          Our common stock is listed on the Nasdaq National Market System, but trading volumes are generally modest. There can be no assurance that a more active trading market for our common stock will develop. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

USE OF PROCEEDS

          We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $5.4 million, based on the subscription price of $13.25 per share and before deducting our estimated offering expenses. We expect that the total net proceeds will be used to provide the required capital to support future growth and for general corporate purposes. In the short term, we expect to invest the proceeds of this offering in short-term investment grade securities.

NEXT PAGE

CAPITALIZATION

          The following table sets forth our actual and as adjusted consolidated capitalization. Our as adjusted data gives effect to the issuance of 410,000 shares of common stock at $13.25 per share in this rights offering.

	September 30, 2004
	Actual	As Adjusted
	(Amounts in thousands, except share and per share amounts)
Liabilities:
Deposits	$273,504	$273,504
Repurchase agreements	24,955	24,955
FHLB advances	54,374	54,374
Accrued interest payable and other liabilities	1,404	1,404
Subordinated debentures	10,310	10,310
Total liabilities	$364,547	$364,547
Stockholders' Equity:
Common Stock, ($5.00 stated value)	14,311	16,361
Additional paid-in capital	6,408	9,658
Retained earnings	4,497	4,497
Unearned employee benefit	(217)	(217)
Accumulated other comprehensive income	20	20
Total stockholders' equity	$ 25,019	$ 30,319
Total Liabilities and Stockholders' Equity	$389,566	$394,866
Book value per common share	$ 8.74	$ 9.27
Number of common shares:
Common shares authorized	9,000,000	9,000,000
Common shares issued and outstanding	2,862,182	3,272,182

NEXT PAGE

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This document, including information included or incorporated by reference, contains, and future filings by us on Form 10-KSB, Form 10-QSB and Form 8-K and future oral and written statements by us and our management may contain, forward-looking statements about the Corporation and its subsidiaries which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities, interest rates, cost savings and funding advantages expected or anticipated to be realized by management. Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. Forward-looking statements by us are based on beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions of management and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. The important factors we discuss below and elsewhere in this document, as well as other factors identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. The following factors, many of which are subject to change based on various other factors beyond our control, could cause our financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

    The strength of the United States economy in general and the strength of the local economies in which we conduct our operations;
    The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
    Financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;
    The timely development of and acceptance of new products and services of Community Central Bank and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;
    The willingness of users to substitute competitors' products and services for our products and services;
    Unexpected and unreserved losses in our loan or investment portfolios;
    The impact of changes in financial services' laws and regulations (including laws concerning taxes, accounting standards, banking, securities and insurance);
    The impact of technological changes;
    Acquisitions;
    Changes in consumer spending and saving habits; and
    Our success at managing the risks involved in the foregoing.

WHERE TO FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC's website is www.sec.gov.

          This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

NEXT PAGE

          The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and, until this offering has been completed, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

    Our Annual Report on Form 10-KSB (including information from the proxy statement for our 2003 Annual Meeting of Stockholders incorporated therein) for the year ended December 31, 2003.

    Our Quarterly Reports on Form 10-QSB for the quarters ended March 30, June 30 and September 30, 2004.

    Our Current Report on Form 8-K filed with the SEC on November 22, 2004.

    The description of our common stock contained in our Registration Statement on Form 8-A filed on November 30, 2001, and any amendment or reports that update the description.

          We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon request at no cost, by writing or telephoning us at the address set forth below.

Community Central Bank Corporation 100 North Main Street Mount Clemens, Michigan 48043 Attention: Ray Colonius, Chief Financial Officer (586) 783-4500

          You should only rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

NEXT PAGE

THE RIGHTS OFFERING

          The Subscription Rights

          We expect to issue subscription rights to each record holder of our common stock as of the close of business on the record date of December 31, 2004. We will issue one subscription right for every seven shares of common stock you held on the record date. The subscription rights will be evidenced by subscription order forms, which are being distributed to our record holders with the delivery of this prospectus. The subscription rights may not be transferred or sold.

          We will not issue fractional subscription rights or pay any cash for fractional subscription rights. Instead, the total number of subscription rights record holders of our stock will receive will be rounded up to the nearest whole number. A depository, bank, trust company, or securities broker, dealer or similar intermediary holding shares of common stock on the record date for more than one beneficial owner may, upon proper showing to the subscription agent, exchange its subscription order form to obtain multiple subscription order forms for the number of subscription rights to which each such beneficial owner would have been entitled had each been a holder on the record date. Because the number of subscription rights issued to each record holder will be rounded up to the nearest whole number, beneficial owners of common stock who are not the record date holders of their shares may receive one less subscription right under certain circumstances than beneficial owners of common stock who are the record date holders of their shares.

Expiration Time

          The subscription rights will expire at 5:00 p.m., Detroit, Michigan time, on February 4, 2005, unless we decide, in our sole discretion, to extend the offering. After the expiration time, unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights received by the subscription agent after the expiration time, regardless of when you sent the documents relating to that exercise, except pursuant to the guaranteed delivery procedures described below.

Subscription Privileges

          Each right you hold will entitle you to purchase one share of our common stock at the subscription price. You are entitled to subscribe for all, or any portion of, the shares that may be acquired through the exercise of your subscription rights. We will deliver certificates representing shares of common stock purchased pursuant to the exercise of subscription rights as soon as practicable after the expiration time. See "--Commitment to Purchase Unsubscribed Shares" below.

Offering

          We expect to sell 410,000 shares of our common stock being offered pursuant to this prospectus. See "--Commitment to Purchase Unsubscribed Shares" below.

Subscription Price

          The subscription price was determined by a special rights committee of our board of directors based on its review of current market conditions and the recent trading history of the Corporation's common stock. The special rights committee consists solely of independent directors, none of whom are acting as standby purchasers in the rights offering.

          We cannot assure you that the market price of the common stock will not decline during the subscription period to a level equal to or below the subscription price, or that, following the issuance of the common stock upon exercise of subscription rights, you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price.

NEXT PAGE

Exercise of Subscription Rights

          You may exercise your subscription rights by delivering to the subscription agent, Equiserve Trust Company, the properly completed and executed subscription order form at or prior to the expiration time, with any signatures guaranteed as required, together with payment in full of the subscription price for each share subscribed for. You may make payment only by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order. Make your check, draft or money order, payable to Community Central Bank Corporation.

          The subscription price will be deemed to have been received by the subscription agent only upon (i) clearance of any uncertified check or (ii) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. Funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, you are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashier's check or money order.

          All funds received by the subscription agent in payment of the subscription price will be held in escrow in a segregated savings account. You will not be entitled to any interest earned on these funds.

          If you wish to exercise your subscription rights, but time will not permit you to return the subscription order form evidencing those subscription rights to the subscription agent prior to the expiration time, you may still exercise those subscription rights if all of the following conditions are met:

    the subscription agent has received your payment of the full subscription price for all shares subscribed for at or prior to the expiration time;
    the subscription agent receives, at or prior to the expiration time, the guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, stating:
      your name,
      the number of subscription rights represented by your subscription order form, the number of shares you have subscribed for, and
      guaranteeing the delivery to the subscription agent of the subscription order form evidencing those subscription rights within 72 hours following the date of the notice of guaranteed delivery; and
    the subscription agent receives the properly completed subscription order form evidencing the subscription rights being exercised, with any required signatures guaranteed within 72 hours following the date of the notice of guaranteed delivery relating thereto.

          You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as subscription order forms at the address set forth on the subscription order form, or the notice may be transmitted to the subscription agent by facsimile transmission (telecopier no. (781) 380-3388). Additional copies of the form of notice of guaranteed delivery are available upon request from the subscription agent. Requests for such materials should be sent via e-mail to skelly@equiserve.com or made by calling Steve Kelly at (732) 417-2653.

          If the aggregate subscription price you pay is insufficient or more than sufficient to purchase the number of shares that you indicate you are subscribing for, or if you do not indicate the number of shares you are subscribing for, then you will be deemed to have exercised your subscription rights to purchase shares to the full extent of the payment you tender. In no event will you be permitted to purchase more shares than you have subscription rights to purchase.

          Until we issue certificates representing shares of common stock, we will hold any funds received in a segregated escrow account. If the offering is not completed or you send in more money than is necessary to exercise your full subscription rights, then all funds held in escrow in case the offering is terminated, or funds you paid in

NEXT PAGE

excess of your subscription rights will be returned by mail without interest or deduction as soon as practicable after the termination or expiration time.

          We will mail the certificates representing shares of common stock subscribed for and issued pursuant to the exercise of your subscription rights as soon as practicable after the expiration time. Certificates for shares of common stock issued pursuant to the exercise of subscription rights will be registered in the name of the subscription rights holder exercising such subscription rights.

          If you hold shares of common stock for the account of others, such as in your capacity as a broker, trustee or depository for securities, you should contact the respective beneficial owners of such shares as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to their subscription rights. If a beneficial owner so instructs, you should complete appropriate subscription order forms and submit them to the subscription agent with the proper payment. In addition, beneficial owners of common stock or subscription rights held through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owner's instructions.

          The instructions accompanying the subscription order form should be read carefully and followed in detail. Subscription order forms should be sent with payment to the subscription agent. Please do not send subscription forms to us.

          The method of delivery of subscription order forms and payment of the subscription price to the subscription agent will be at your own election and risk. If you send subscription order forms and payments by mail, you are urged to send the materials by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration time. Because uncertified personal checks may take at least seven business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.

          We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscription order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription order forms or incur any liability for failure to give such notification. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of shares of common stock pursuant thereto could be deemed unlawful.

          If you have any questions or requests for assistance concerning exercising your subscription rights please call our subscription agent at (800) 526-9365. Requests for additional copies of this prospectus, the subscription order form or the notice of guaranteed delivery should be sent via e-mail to skelly@equiserve.com or made by calling Steve Kelly, Equiserve Trust Company, Corporate Actions, at (732) 417-2653. See "--Subscription Agent" below.

No Revocation; Commissions and Fees

          Once you have properly exercised your subscription rights you cannot revoke your exercise.

          Except for the fees charged by the subscription agent (which we will pay as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by us or by the subscription agent.

NEXT PAGE

Subscription Agent

          We have appointed Equiserve Trust Company, N.A. as subscription agent for the rights offering. Any questions or requests for assistance concerning the method of subscribing for shares of common stock should be directed to the subscription agent at the address and telephone number below:

Equiserve Trust Company, N.A.
Attn: Corporate Actions
250 Royall Street
Canton, MA 02021
(800) 526-9365

          Requests for additional copies of this prospectus, the subscription order form or the notice of guaranteed delivery should be sent via e-mail to skelly@equiserve.com or made by calling Steve Kelly, Equiserve Trust Company, Corporate Actions at (732) 417-2653.

          We will pay the fees and expenses of the subscription agent and will indemnify the subscription agent from certain liabilities which it may incur in connection with the rights offering.

Foreign and Certain Other Stockholders

          We will not mail subscription order forms to holders whose addresses are outside the United States or who have an APO or FPO address. Instead, those subscription rights will be held by the subscription agent for such holders' accounts. To exercise your subscription rights, you must notify the subscription agent at or prior to 5:00 p.m., Detroit, Michigan time, on February 4, 2005, at which time (if no contrary instructions have been received) the subscription rights represented thereby will be cancelled.

Commitment to Purchase Unsubscribed Shares

          Prior to the commencement of the rights offering, the Corporation entered into standby purchse agreements pursuant to which directors Gebran S. Anton, Joseph Catenacci, Salvatore Cottone, Joseph F. Jeannette and Dean S. Petipren, as standby purchasers for investment purposes only, have severally agreed to acquire, in the aggregate, all of the shares of our common stock that are not subscribed for by the expiration date of the rights offering. The unsubscribed for shares will be allocated among the standby purchasers as follows: (i) up to 41,000 shares to each standby purchaser plus (ii) unsubscribed for shares in excess of 41,000 shares will be allocated pro rata among Gebran S. Anton, Joseph Catenacci, Salvatore Cottone, and Dean S. Petipren according to their respective maximum standby purchase commitments (also subject in each case to the reductions as set forth below).

          The following table sets forth the standby purchasers maximum standby commitment.

Standby Purchaser	Maximum Standby Share Commitment
Gebran S. Anton	92,250
Joseph Catenacci	92,250
Salvatore Cottone	92,250
Joseph F. Jeannette	41,000
Dean S. Petitpren	92,250
Total	410,000(1)

(1)	No more than 410,000 shares will be sold and issued pursuant to this offering. Any unsubscribed for shares will be allocated among the standby purchasers in accordance with the standby purchase agreements.

NEXT PAGE

          Shares of our stock will not be sold to any standby purchaser and will be reallocated to the other standby purchasers to the extent that:

    the shares sold to the standby purchaser, when aggregated with other shares of our common stock owned or controlled by the standby purchaser, would exceed 9.9% of the total issued and outstanding shares of our common stock upon completion of this offering; or

    the standby purchaser is required to obtain prior clearance or approval of such purchase from any state or federal bank regulatory authority and (i) such approval or clearance has not been obtained or (ii) satisfactory evidence thereof has not been presented to us prior to the expiration of this offering.

          The price per share of our common stock paid by each standby purchaser will be the same as the subscription price used for the rights offering. The obligations of these standby purchasers is subject to satisfaction of certain customary conditions, including consummation of this rights offering. The standby purchasers will also commit to us to exercise, in full, their subscription rights distributed to them as stockholders of the Company.

          Promptly following the determination of the number of shares of common stock not subscribed for by our stockholders in the rights offering (and in any event no more than three business days following the expiration date on which the rights expire), we will notify the standby purchasers of the number of shares to be purchased by each of them pursuant to their respective standby purchase agreements, and the aggregate price therefor, the date and time on which such shares shall be purchased and the place of such purchase. The closing date for the shares to be purchased by the standby purchasers shall be not less than one business day and not more than three business days following receipt by the standby purchasers of the foregoing notice.

Approval of Rights Offering

          A special rights committee of our board of directors approved the rights offering. The members of the special rights committee are David E. Bonior, Bobby L. Hill and Michael D. Schwartz.

No Board or Financial Advisor Recommendation

          An investment in our common stock must be made according to your own evaluation of your best interests. Accordingly, neither our board of directors nor the special committee of our board makes any recommendation to you about whether you should exercise your subscription rights. We have not retained a financial advisor to make any recommendation to you about whether you should exercise your subscription rights.

Certain Federal Income Tax Consequences

          This section describes the material United States federal income tax consequences relating to the distribution, receipt, exercise and transfer of subscription rights. This section applies to you only if:

    you are a U.S. holder (as defined below);

    you acquire your subscription rights in the distribution; and

    you hold your subscription rights as capital assets for tax purposes.

          This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

    a dealer in securities;

    a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

NEXT PAGE

    a tax-exempt organization;

    a life insurance company;

    a person liable for alternative minimum tax;

    a person that holds subscription rights as part of a straddle or a hedging or conversion transaction; or

    a person whose functional currency is not the U.S. dollar.

          This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

          You are a U.S. holder if you are a beneficial owner of subscription rights and you are:

    a citizen or resident of the United States;

    a domestic corporation;

    an estate whose income is subject to United States federal income tax regardless of its source; or

    a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning subscription rights in your particular circumstances.

          This discussion addresses only United States federal income taxation.

          Distribution of Subscription Rights. Under the United States federal income tax laws, the distribution of subscription rights to you will be treated as a tax-free stock dividend under Section 305(a) of the Internal Revenue Code and therefore you will not be required to include any amount in income with respect to such distribution.

          If the fair market value of a right on the date of distribution is less than 15% of the fair market value of a share of our common stock on that date (with the fair market value for shares based upon the average of the high and low trading prices for shares), your tax basis in a right will be zero unless you elect to allocate your tax basis in Community Central Bank Corporation common stock between the common stock and the subscription rights in proportion to their relative fair market values. This election would need to be made for all the subscription rights distributed to you, in the form of a statement attached to the U.S. federal income tax return filed by you for the year in which you receive the subscription rights. If made, this election would be irrevocable. If, on the date of distribution of the subscription rights, the fair market value of a right is 15% or more of the fair market value of a share of Community Central Bank Corporation common stock, you will be required to allocate your tax basis in Community Central Bank Corporation common stock between the subscription rights and the common stock in proportion to their relative fair market values.

          As a U.S. Holder, your holding period for your subscription rights will include your holding period for the shares of common stock with respect to which the subscription rights were distributed.

          Expiration of the Subscription Rights. If the subscription rights expire without exercise, no basis will be allocated to the subscription rights and no loss will be recognized upon their expiration. In this case, your basis in Community Central Bank Corporation common stock would not be reduced as a result of the distribution of the subscription rights.

NEXT PAGE

          Exercise of the Subscription Rights. If you are a U.S. holder, you will not recognize gain or loss upon exercise of a subscription right.

          Tax Basis of Common Stock Acquired Upon Exercise of a Subscription Right. The tax basis of each share of Community Central Bank Corporation common stock acquired by a subscription right exercise will equal the sum of the subscription price for the subscription right and the tax basis, if any, for the subscription right. The holding period of any share of Community Central Bank Corporation common stock acquired in this way will begin with and include the date of the subscription right exercise.

PLAN OF DISTRIBUTION

          The common stock offered hereby is being offered by us pursuant to the issuance of subscription rights directly to holders of shares of common stock on the record date. We expect that holders of record who hold shares of our common stock on behalf of beneficial owners will forward a copy of this prospectus and the related subscription information and order forms to those beneficial holders in adequate time to permit beneficial holders to complete and deliver any subscription instructions to those banks, brokers or other nominees. We cannot, however, assure you that this will be the case.

          We have engaged Equiserve Trust Company as our subscription agent to assist in the administration of the rights offering. Equiserve Trust Company, as our subscription agent, will receive and process all subscription order forms from our holders of record and will distribute certificates for the shares of our common stock purchased by holders of record upon the expiration of this offering. All stockholders who are exercising subscription rights are to send payment, made payable to the order of "Community Central Bank Corporation," directly to Equiserve Trust Company, where the funds will be held in a segregated savings account and not released until the rights offering is completed or terminated.

VALIDITY OF SECURITIES

          The validity of the subscription rights and the shares of common stock will be passed upon for Community Central Bank Corporation by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

          The consolidated financial statements of Community Central Bank Corporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of Plante & Moran, PLLC, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NEXT PAGE

410,000 Shares
Community Central Bank Corporation
Common Stock

___________________________

PROSPECTUS

___________________________

January 3, 2005